CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements No. 33-63554, 333-136289, 333-140949 and 333-168592 on Form S-8 and Registration Statements No.333-168614, 333-169263, 333-175042, 333-182339 and 333-190378 on Form S-3 of our report dated February 10, 2015, relating to the consolidated financial statements of USG Boral Building Products Pte. Limited for the period January 14, 2014 (date of incorporation) to June 30, 2014, furnished along with the Annual Report on Form 10-K of USG Corporation for the year ended December 31, 2014.

/s/ Deloitte
AF 0080
Chartered Accountants

Kuala Lumpur, Malaysia
February 12, 2015